Exhibit 99.1

Tel-Instrument Electronics Reports Third Quarter 2021 Results

and Receipt of $2.3 Million of Test Set Orders

East Rutherford, NJ – February 16, 2021 – Tel-Instrument Electronics Corp. (“Tel”, “TIC” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $499,633 on revenues of $2,672,742 for the third quarter of fiscal year 2021 ending December 31, 2020. These earnings were favorably impacted by a one-time PPP loan forgiveness. The Company also announced the receipt of two recent domestic orders totaling $2.3 million.

Highlights include:

●

Revenues decreased 44% from the year-ago quarter, with sharp decreases in both commercial and military sales. The decline in military sales was due in large part to late vendor deliveries caused by the COVID-19 pandemic.

●	Gross margins were 38% as compared to 47% from the year-ago quarter mainly as a result of lower volumes.

●	SGA expenses increased by $131k (22%) due to one-time professional fees that were incurred in the quarter.

●	Engineering expenses decreased by $88k as a result of time spent on a funded engineering program.

●	The Company reported an operating loss of $224k compared to a $1 million operating profit in the year ago period.

●	Net income of $499,633 which was favorably impacted by PPP loan forgiveness in the amount of $722,577.

●	Basic earnings per share of $0.13 as compared to $0.25 for the same quarter last year.

●	Backlog increased to $5.7 million at December 31, 2020 compared to $4.2 million in the year-ago quarter.

●	Cash balances of $4.96 million, including restricted cash, with all external bank debt repaid in the quarter.

●	Stockholders’ equity increased to $5.5 million.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented “Sales were negatively impacted in the third quarter due largely to the impact of COVID-19 on our supply chain and labor force. The pandemic has resulted in a significant reduction in our commercial test set bookings and we experienced numerous delays in the receipt of needed parts to fulfill open military orders. With the resurgence of the COVID-19 virus across the country, managing our supply chain and manufacturing operations will remain a challenge for the remainder of this fiscal year. Having said that, the material supply situation appears to be improving and the Company is looking at a strong rebound in sales and profitability starting in the 2022 fiscal year which begins April 1, 2021.

We continue to seek new opportunities, and our core Mode 5 business remains strong. We recently received two legacy test set orders totaling $2.3 million that will ship in the first quarter of the 2022 fiscal year. We are also in discussions with a key customer on product upgrades that could represent strong sales and profitability starting in the 2023 fiscal year.

Our balance sheet and financial position continues to strengthen, and we are well positioned to discharge the Aeroflex damage award in the event that we are unsuccessful with our pending legal appeal. The Company received a $722,577 government loan from the Payroll Protection Program in May 2020 and this was fully forgiven in December 2020. The loan has allowed us to continue development work on the SDR/OMNI test set despite the poor near-term outlook for commercial aviation market.

Given the sharp decline in the commercial market, the Company is increasing its engineering focus on military communication applications. We have upgraded the design of our 4.5-pound SDR/OMNI hand-held test set to include a much faster processor with improved video graphics processing capability. This change will allow us the technological capability to compete in much larger markets where we have previously not had any presence. Our goal is to introduce a military communications test set in the first half of 2021 while still working to introduce a commercial avionics test set later this year.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	March 31, 2020
	(unaudited)
ASSETS

Current assets:
Cash	$2,941,731	$3,126,195
Accounts receivable, net	1,881,122	1,411,644
Inventories, net	2,930,864	3,092,679
Restricted cash to support appeal bond	2,011,050	2,008,544
Prepaid expenses and other current assets	239,447	382,428
Total current assets	10,004,214	10,021,490

Equipment and leasehold improvements, net	230,308	263,750
Operating lease right-of-use assets	146,907	306,740
Deferred tax asset, net	2,648,897	2,712,780
Other long-term assets	35,109	35,109
Total assets	$13,065,435	$13,339,869

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$-	$680,000
Operating lease liabilities – current portion	146,907	214,793
Accounts payable and accrued liabilities	681,118	1,035,023
Deferred revenues – current portion	116,399	145,168
Accrued legal damages	5,837,673	5,657,549
Finance lease obligations – current portion	-	49
Accrued payroll, vacation pay and payroll taxes	457,749	512,732
Total current liabilities	7,239,846	8,245,314

Operating lease liabilities – long-term	-	91,947
Deferred revenues – long-term	300,923	327,132

Total liabilities	7,540,769	8,664,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,695,998	3,515,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,147,367	1,087,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	7,392,453	7,616,624
Accumulated deficit	(7,036,738)	(7,870,099)
Total stockholders’ equity	5,524,666	4,675,476
Total liabilities and stockholders’ equity	$13,065,435	$13,339,869

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net sales	$2,672,742	$4,733,135	$8,948,575	$11,951,765
Cost of sales	1,661,653	2,520,653	5,066,052	6,284,046

Gross margin	1,011,089	2,212,482	3,882,523	5,667,719

Operating expenses:
Selling, general and administrative	740,696	609,394	1,866,756	1,847,028
Litigation expenses	1,998	16,830	10,208	118,890
Engineering, research and development	492,432	580,517	1,678,940	1,631,359
Total operating expenses	1,235,126	1,206,741	3,555,904	3,597,277

Income (loss) from operations	(224,037)	1,005,741	326,619	2,070,442

Other income (expense):
Interest income	1,591	2,065	6,316	4,083
Other income	758	-	14,612	-
Gain on forgiveness of PPP loan	722,577	-	722,577	-
Change in fair value of common stock warrants	-	-	-	(73,000)
Interest expense - judgment	(52,490)	(84,715)	(180,124)	(255,821)
Interest expense	(8,030)	(15,514)	(27,190)	(44,117)
Total other income (expense)	664,406	(98,164)	536,191	(368,855)

Income before income taxes	440,369	907,577	862,810	1,701,587

Income tax (benefit) expense	(59,264)	-	29,449	-

Net income	499,633	907,577	833,361	1,701,587

Preferred stock dividends	(80,000)	(80,000)	(240,000)	(240,000)

Net income attributable to common shareholders	$419,633	$827,577	$593,361	$1,461,587

Basic income per common share	$0.13	$0.25	$0.18	$0.45
Diluted income per common share	$0.10	$0.18	$0.16	$0.35

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	5,095,665	4,975,665	5,065,665	4,824,652